UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Renewal of Advisory Agreement
On August 12, 2015, KBS Strategic Opportunity REIT II, Inc. (the “Company”) and KBS Capital Advisors LLC (the “Advisor”) entered an amended and restated advisory agreement (the “Amended and Restated Agreement”) to renew the term of the advisory agreement between the Company and the Advisor dated August 12, 2014 for an additional one-year period and to effect certain changes to the agreement previously in effect.
The Amended and Restated Agreement revises how the threshold for determining whether the Advisor has earned an incentive fee is calculated. Under the Amended and Restated Agreement, the “gross investment amount” (which amount was previously referred to as “net invested capital”) upon which a stockholders 7% return is calculated will be reduced by all distributions of cash from sales, settlements and financings. In addition, gross investment amount will be reduced by all share repurchases by the Company, including repurchases pursuant to an issuer self-tender offer. In addition, the Amended and Restated Agreement corrects the calculation for the incentive fee due to the Advisor upon termination and provides that it will not be reduced by any prior payments of an incentive fee to the Advisor, as any prior incentive fee payments would have already been considered in the calculation of the fee to the Advisor. Further, the Amended and Restated Agreement specifically provides for the payment of an incentive fee upon a merger as a liquidity event. Finally, the Amended and Restated Agreement clarifies certain defined terms and the mechanics of how the incentive fee calculation works.
The Amended and Restated Agreement is effective through August 12, 2016; however, either party may terminate the Amended and Restated Agreement without cause or penalty upon providing 60 days’ written notice. Except as described herein, in all other material respects, the terms of the Amended and Restated Agreement are consistent with those of the advisory agreement that was previously in effect.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: August 12, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary